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Evans Bancorp, Inc.  One Grimsby Drive Hamburg, NY  14075

IMMEDIATE RELEASE

Evans Bancorp Reports Net Income Growth of 15% to $2.4 Million in the Third Quarter of 2013

HAMBURG, NY, October 24, 2013– Evans Bancorp, Inc. (the “Company” or “Evans”) (NYSE MKT: EVBN), a community financial services company serving Western New York since 1920, today reported its results of operations for the third quarter ended September 30, 2013.

HIGHLIGHTS OF THE 2013 THIRD QUARTER

•	Third quarter net income increased 14.7% to $2.4 million, or $0.58 per diluted share, from $2.1 million, or $0.51 per diluted share, in the third quarter of 2012.
•	Third quarter net interest income of $7.2 million increased 3.3% over the prior-year period.
•	Loans increased 4.9% over the prior-year period and 3.0% from the trailing second quarter to $625.6 million; Annualized loan growth rate was 12.0%.
•	Total non-interest expense of $7.3 million in the quarter was down slightly from the prior-year period as a result of continued emphasis on expense management.
•	Total deposits increased $29.9 million, or 4.4%, over the 2012 third quarter, driven by growth in savings and transactional deposits.

Net income was $2.4 million in the third quarter of 2013, a 14.7% increase from $2.1 million in the third quarter of 2012.  The improvement in net income reflects a combination of higher net interest income, lower non-interest expense and increased fee income, partially offset by an increase in the provision for loan and lease losses. Return on average equity increased to 12.50% for the third quarter of 2013, compared with 11.60% in the third quarter of 2012.

For the nine months ended September 30, 2013, Evans recorded net income of $6.2 million, or $1.47 per diluted share, a 3.0% increase from net income of $6.0 million, or $1.45 per diluted share, in the same period in 2012. The return on average equity was 10.65% for the nine-month period ended September 30, 2013, compared with 11.15% for the same period in 2012.

“The Company delivered strong operational results reflecting ongoing success in expanding our client base, deepening relationships with existing customers, and disciplined expense management.  Loan balances are up almost five percent from the prior year, while we maintain strong attention to credit quality, and recurring fee income increased significantly. We are leveraging this growth into increased bottom line performance as we posted robust net income expansion of nearly 15 percent,” commented David J. Nasca, Evans Bancorp President and & CEO.  “Despite uneven loan demand, intense competition, and expanding regulatory requirements, the Company remains committed to driving organic growth by delivering enhanced products and tailored solutions that meet client needs and strengthen the customer experience. We believe this approach will provide a platform for long term profitability and performance.”

Evans Bancorp Reports Net Income Growth of 15% to $2.4 Million in the Third Quarter of 2013

October 24, 2013

Net Interest Income

Net interest income was $7.2 million for the 2013 third quarter, up 3.3% from the 2012 third quarter and up 2.5% from the trailing second quarter of 2013.  Growth in interest-earning assets drove the increase from the prior-year period, while growing loans and non-interest bearing demand deposits impacted the increase over the trailing quarter.

Net interest margin improved 11 basis points in the 2013 third quarter to 3.79% compared with 3.68% in the trailing second quarter.  Net interest margin was also up from the 2012 third quarter rate of 3.76%.  The increase in net interest margin from the prior-year period was due to a 27 basis point decrease in pricing on Evans’ interest bearing liabilities, partially offset by a 19 basis point decrease in the yield on interest-earning assets.

The provision for loan and lease losses increased in the 2013 third quarter by $0.7 million from the trailing second quarter to $0.8 million, largely due to the termination of the FDIC loss share agreement during the quarter.  In the third quarter of 2009, the Company engaged in a FDIC-assisted acquisition of Waterford Village Bank subject to FDIC indemnification for 80% of future losses relating to the acquired, or covered, loan portfolio.  In the current quarter, the Company accepted an offer from the FDIC to settle the indemnification on the remaining covered loans.  As a result of the termination of the loss share agreement, a $0.6 million loan loss provision was realized related to the 80% FDIC guarantee of estimated losses on covered loans, and a corresponding gain of $0.7 million with the settlement of the indemnification asset.  The prior-year period had a provision of $9 thousand and the trailing second quarter of 2013 had a provision of $80 thousand.

Non-Interest Income

Non-interest income of $2.6 million was 26.7% of total revenue in the third quarter of 2013, down $0.6 million, or 18.6%, from the prior-year period.  Other income decreased by $0.8 million due mainly to a $1.6 million loss on a tax credit investment in a community-based project in the current quarter, partially offset by a $0.7 million gain realized from the termination of the FDIC loss sharing agreement, as discussed above.  The loss on the tax credit investment represents a write-off of an investment, with the recognition of an offsetting tax credit benefit realized in the quarter, included in current income tax provision.  Insurance agency revenue of $1.9 million was up $132 thousand, or 7.4%, from the 2012 third quarter, due mostly to increases in profit sharing.  Service charges on deposits increased 10.9% to $540 thousand from the prior-year period as a result of growing commercial deposit transactional relationships which have historically higher fees.  Compared with the trailing second quarter of 2013, total non-interest income decreased by 18.5% mostly due to the loss on tax credit investment.

Non-Interest Expense

Total non-interest expense was $7.3 million in the third quarter of 2013, a decrease of 0.1% from the third quarter of 2012.  Overall strong expense control drove these results.  Personnel expenses, the largest expense item for the Company, were down 3.0% from the prior-year period.  Also helping to reduce expenses were lower maintenance and technology expenses.  Maintenance was down $41 thousand, or 19.5%, compared with the third quarter of 2012 and technology expenses were $21 thousand, or 6.6%, lower than the prior-year period.

As a result, the Company’s third quarter efficiency ratio improved to 68.59% compared with 71.64% during the prior-year period.  The efficiency ratio excludes the one-time $0.7 million gain on termination of the FDIC loss share agreement and the $1.6 million loss on tax credit investment.

Evans Bancorp Reports Net Income Growth of 15% to $2.4 Million in the Third Quarter of 2013

October 24, 2013

An income tax benefit of $779 thousand was recognized for the quarter ended September 30, 2013, compared to an income tax expense of $660 thousand in the prior-year period.  The difference is driven by a $1.8 million tax credit benefit realized in the third quarter of 2013 relating to a historic tax credit investment in a community project, as discussed above.  Excluding the impact of the historic tax credit and the write-off of the tax credit investment recognized in non-interest income, the current quarter effective tax rate was 31.8%, compared with an effective tax rate of 23.6% in the third quarter of 2012.  The tax rate variance from prior year period was due to the release of a reserve previously recorded for the 2008 tax year and resolved in the third quarter of 2012.

Balance Sheet Highlights

Total assets grew 3.5% to $827.0 million at September 30, 2013 from $799.3 million on September 30, 2012, and up 1.3% from $816.3 million at the end of the 2013 second quarter.  Loans were $625.6 million at September 30, 2013, an increase of 4.9% from $596.2 million at September 30, 2012, and up 3.0% from $607.4 million at June 30, 2013.

Investment securities were $99.2 million at the end of the recent quarter, down 0.2% from the 2013 second quarter and up 3.4% as of the end of third quarter of 2012.

Total deposits increased $29.9 million, or 4.4%, to $702.6 million at September 30, 2013, from $672.7 million at September 30, 2012, and increased $10.2 million, or 1.5%, from the 2013 second quarter-end.  The year-over-year growth was attributable to deposit increases in commercial demand deposits and consumer savings deposits.  The Company’s Better Checking product (included in the NOW category), along with its complementary Better Savings product, continues to be successful in acquiring new customers, deepening existing relationships and increasing fee income.  The increase from the 2013 second quarter was the result of demand deposit growth.

Asset Quality

Net charge-offs (recoveries) to average total loans and leases ratio was 0.09% for the third quarter of 2013, down from 0.31% in the third quarter of 2012 and up from (0.02%) in the second quarter of 2013.

The ratio of non-performing loans and leases to total loans and leases increased to 2.29% at September 30, 2013, from 2.21% and 1.53% at June 30, 2013, and September 30, 2012, respectively.  During the third quarter of 2013, there was a $0.9 million increase in non-performing loans and leases.  Of the $14.3 million in non-performing loans and leases as of September 30, 2013, approximately $8 million was due to one well collateralized commercial real estate loan, which has been successfully restructured with a new borrower.

The ratio of the allowance for loan and lease losses to total loans and leases was 1.74% at September 30, 2013, compared with 1.69% at June 30, 2013, and 1.71% at the end of 2012 third quarter.  Both the allowance and level of non-performing loans and leases increased, resulting in a coverage ratio of 76.1% at September 30, 2013, compared with 76.2% at June 30, 2013 and 108.4% at
September 30, 2012.

Gary A. Kajtoch, Executive Vice President and CFO commented, “We have been successful in growing our loan portfolio and, importantly, have maintained strong credit fundamentals during our growth.  Our charge-off percentage remains below industry standards.  We are also being prudent with expenses and believe our productivity efforts are on track.  In the face of a growing set of regulatory and compliance requirements, we are particularly proud of the achievements to date.”

Evans Bancorp Reports Net Income Growth of 15% to $2.4 Million in the Third Quarter of 2013

October 24, 2013

Capital Management

The Company consistently maintains regulatory capital ratios measurably above the federal “well capitalized” standard, including a Tier 1 leverage ratio of 10.27% at September 30, 2013.  Book value per share was $18.72 at September 30, 2013, compared with $18.41 at June 30, 2013, and $17.82 at September 30, 2012.  Tangible book value per share at September 30, 2013 was $16.76, up 6.2% from the end of the third quarter of 2012 and up 2.0% from the second quarter of 2013.

About Evans Bancorp, Inc.

Evans Bancorp, Inc. is a financial holding company and the parent company of Evans Bank, N.A., a commercial bank with $827 million in assets and $703 million in deposits at September 30, 2013. Evans is a full-service community bank, with 13 branches, providing comprehensive financial services to consumer, business and municipal customers throughout Western New York. Evans Bancorp's wholly-owned insurance subsidiary, The Evans Agency, LLC, provides property and casualty insurance through seven insurance offices in the Western New York region. Evans Investment Services provides non-deposit investment products, such as annuities and mutual funds.

Evans Bancorp, Inc. and Evans Bank routinely post news and other important information on their Web sites, at www.evansbancorp.com and www.evansbank.com.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements concerning future business, revenue and earnings. These statements are not historical facts or guarantees of future performance, events or results. There are risks, uncertainties and other factors that could cause the actual results of Evans Bancorp to differ materially from the results expressed or implied by such statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, include competitive pressures among financial services companies, interest rate trends, general economic conditions, changes in legislation or regulatory requirements, effectiveness at achieving stated goals and strategies, and difficulties in achieving operating efficiencies. These risks and uncertainties are more fully described in Evans Bancorp’s Annual and Quarterly Reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. Evans Bancorp undertakes no obligation to publicly update or revise forward-looking information, whether as a result of new, updated information, future events or otherwise.

For more information contact:	-OR-
Gary A. Kajtoch Executive Vice President and Chief Financial Officer	Deborah K. Pawlowski Kei Advisors LLC
Phone: (716) 926-2000 Email:	Phone: (716) 843-3908 Email:

TABLES FOLLOW

Evans Bancorp Reports Net Income Growth of 15% to $2.4 Million in the Third Quarter of 2013

October 24, 2013

EVANS BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA (UNAUDITED)
(in thousands, except share and per share amounts)
	9/30/2013	6/30/2013	3/31/2013	12/31/2012	9/30/2012
ASSETS
Investment Securities	$99,175	$99,329	$98,220	$95,807	$95,912
Loans	625,555	607,442	587,157	581,283	596,176
Leases	-	337	929	1,612	2,440
Allowance for loan and lease losses	(10,890)	(10,259)	(10,154)	(9,732)	(10,208)
Goodwill and intangible assets	8,249	8,305	8,367	8,429	8,492
All other assets	104,871	111,120	139,195	132,277	106,496
Total assets	$826,960	$816,274	$823,714	$809,676	$799,308

LIABILITIES AND STOCKHOLDERS' EQUITY
Demand deposits	140,423	132,820	123,084	123,405	126,251
NOW deposits	66,095	67,736	73,016	65,753	62,946
Regular savings deposits	383,766	379,782	391,739	380,924	375,859
Time deposits	112,341	112,076	110,461	108,910	107,674
Total deposits	702,625	692,414	698,300	678,992	672,730
Borrowings	34,509	34,872	37,113	42,441	39,411
Other liabilities	11,191	11,703	11,806	13,416	13,185
Total stockholders' equity	$78,635	$77,285	$76,495	$74,827	$73,982

SHARES AND CAPITAL RATIOS
Common shares outstanding	4,200,207	4,198,596	4,190,257	4,171,473	4,151,985
Book value per share	$18.72	$18.41	$18.26	$17.94	$17.82
Tangible book value per share	$16.76	$16.43	$16.26	$15.92	$15.77
Tier 1 leverage ratio	10.27%	10.06%	9.87%	9.69%	9.71%
Tier 1 risk-based capital ratio	13.84%	14.17%	14.02%	13.41%	12.96%
Total risk-based capital ratio	15.10%	15.42%	15.28%	14.67%	14.22%

ASSET QUALITY DATA
Total non-performing loans and leases	$14,311	$13,456	$8,036	$8,229	$9,415
Total net loan and lease charge-offs	143	(25)	28	346	459

Non-performing loans and leases/ Total loans and leases	2.29%	2.21%	1.37%	1.38%	1.53%
Net loan and lease charge-offs/ Average loans and leases	0.09%	(0.02)%	0.02%	0.24%	0.31%
Allowance for loans and leases to total loans and leases	1.74%	1.69%	1.73%	1.67%	1.71%

Evans Bancorp Reports Net Income Growth of 15% to $2.4 Million in the Third Quarter of 2013

October 24, 2013

EVANS BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA (UNAUDITED)
(in thousands, except share and per share amounts)
	2013	2013	2013	2012	2012
	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter

Interest income	$8,149	$7,993	$7,956	$8,409	$8,309
Interest expense	975	991	1,130	1,309	1,364
Net interest income	7,174	7,002	6,826	7,100	6,945
Provision for loan and lease losses	774	80	450	(129)	9
Net interest income after provision	6,400	6,922	6,376	7,229	6,936

Deposit service charges	540	506	482	498	487
Insurance service and fee revenue	1,906	1,726	1,999	1,604	1,774
Bank-owned life insurance	108	129	113	120	118
Other income	64	853	716	1,060	837
Total non-interest income	2,618	3,214	3,310	3,282	3,216

Deposit service charges	4,637	4,225	4,289	4,083	4,778
Insurance service and fee revenue	695	738	816	776	679
Bank-owned life insurance	169	187	178	213	210
Other income	158	236	124	214	119
Total non-interest income	480	480	454	463	356
Deposit service charges	299	340	291	337	320
Insurance service and fee revenue	55	62	62	63	77
Bank-owned life insurance	147	165	138	130	118
Other income	708	824	724	925	699
Total non-interest income	7,348	7,257	7,076	7,204	7,356

Income before income taxes	1,670	2,879	2,610	3,307	2,796
Income tax (benefit) provision	(779)	956	794	1,185	660
Net income	$2,449	$1,923	$1,816	$2,122	$2,136

PER SHARE DATA
Net income per common share - diluted	$0.58	$0.46	$0.43	$0.51	$0.51
Cash dividends per common share	$0.26	$-	$-	$0.24	$0.22
Weighted average number of diluted shares	4,232,961	4,219,428	4,210,595	4,180,578	4,177,567

PERFORMANCE RATIOS
Return on average total assets	1.20%	0.94%	0.89%	1.05%	1.07%
Return on average stockholders' equity	12.50%	9.86%	9.55%	11.33%	11.60%
Efficiency ratio	68.59%	70.43%	69.20%	68.78%	71.64%

Evans Bancorp Reports Net Income Growth of 15% to $2.4 Million in the Third Quarter of 2013

October 24, 2013

EVANS BANCORP, INC. AND SUBSIDIARIES
SELECTED AVERAGE BALANCES AND YIELDS/RATES (UNAUDITED)
(in thousands, except share and per share amounts)
	2013	2013	2013	2012	2012
	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter

AVERAGE BALANCES
Loans and leases, net	$604,283	$585,431	$575,953	$585,453	$590,200
Investment securities	97,049	100,027	98,120	101,135	99,347
Interest bearing deposits at banks	55,102	74,617	78,426	63,797	48,619
Total interest-earning assets	756,434	760,075	752,499	750,385	738,166
Non-interest earning assets	62,461	60,814	61,314	58,617	57,776
Total Assets	$818,895	$820,889	$813,813	$809,002	$795,942

NOW	66,926	69,698	67,836	62,245	62,283
Regular savings	356,939	356,616	359,434	355,327	352,378
Muni-vest savings	22,367	28,916	21,348	28,991	21,792
Time deposits	111,774	111,615	110,209	108,447	108,179
Total interest-bearing deposits	558,006	566,845	558,827	555,010	544,632
Other borrowings	34,690	36,704	43,693	41,948	39,883
Total interest-bearing liabilities	592,696	603,549	602,520	596,958	584,515

Demand deposits	135,491	128,369	122,359	124,741	124,590
Other non-interest bearing liabilities	12,323	10,991	12,857	12,408	13,186
Stockholders' equity	78,385	77,980	76,077	74,895	73,651
Total Liabilities and Equity	$818,895	$820,889	$813,813	$809,002	$795,942

YIELD/RATE
Loans and leases, net	4.93%	4.97%	5.04%	5.26%	5.13%
Investment securities	2.75%	2.68%	2.80%	2.74%	2.93%
Interest bearing deposits at banks	0.28%	0.24%	0.09%	0.09%	0.12%
Total interest-earning assets	4.31%	4.21%	4.23%	4.48%	4.50%

NOW	0.48%	0.49%	0.67%	1.05%	1.03%
Regular savings	0.30%	0.29%	0.35%	0.46%	0.54%
Muni-vest savings	0.21%	0.22%	0.28%	0.30%	0.29%
Time deposits	1.59%	1.62%	1.63%	1.70%	1.67%
Total interest-bearing deposits	0.58%	0.57%	0.64%	0.76%	0.81%
Other borrowings	1.95%	1.97%	2.20%	2.45%	2.59%
Total interest-bearing liabilities	0.66%	0.66%	0.75%	0.88%	0.93%

Interest rate spread	3.65%	3.55%	3.48%	3.60%	3.57%
Contribution of interest-free funds	0.14%	0.13%	0.15%	0.18%	0.19%
Net interest margin	3.79%	3.68%	3.63%	3.78%	3.76%